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Brookdale Senior Living Mails Letter to Stockholders

Brookdale Board Believes Jay Flaherty Unfit to Serve as Director, Appointment Could Potentially Endanger Company’s Relationships with Largest Landlords

Highlights the Company’s New, Independent and Highly Qualified Director Nominees and Ongoing Commitment to Serving Stockholders’ Best Interests

Both Brookdale Director Nominees Have Been Endorsed by Brookdale’s Largest Stockholder

Urges Stockholders to Vote “FOR” Both of the Company’s Nominees on the WHITE Proxy Card

NASHVILLE, Tenn., Oct. 3, 2019 – Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) today mailed a letter to stockholders in connection with its 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). Brookdale stockholders of record as of the close of business on September 9, 2019 will be entitled to vote at the 2019 Annual Meeting, which is scheduled for October 29, 2019.

Brookdale’s Board of Directors (the “Board”) unanimously recommends that stockholders vote on the WHITE proxy card “FOR” both of Brookdale’s new, independent and highly qualified Class II director nominees, Victoria Freed and Guy Sansone. Brookdale’s Board and nominees have deep and diverse experience in areas critical to the business, including real estate.

Glenview Capital Management, Brookdale’s largest stockholder, has endorsed both of Brookdale’s Director Nominees further validating that the Board’s decision to nominate Victoria and Guy is in the best interests of stockholders. The letter highlights the Board’s belief that Land & Buildings’ nominee, Jay Flaherty, is unfit to serve on the Board and would hinder the Company’s operational progress. The letter also outlines the Board’s serious concerns with Mr. Flaherty’s troubled history while serving as Chairman and CEO of a publicly-traded REIT and how his appointment to the Board could potentially endanger the Company’s relationships with its largest landlords given Mr. Flaherty’s past negative and unethical interactions with both companies.

Stockholders should discard any blue proxy cards they may receive from Land & Buildings and vote on the WHITE proxy card “FOR” both of Brookdale’s highly qualified director nominees.

The full text of the letter follows:

Dear Brookdale Stockholders,

PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING ON THE WHITE PROXY CARD “FOR” BOTH OF

BROOKDALE’S NEW, INDEPENDENT & HIGHLY QUALIFIED CLASS II DIRECTOR NOMINEES

As Brookdale’s 2019 Annual Meeting of Stockholders approaches, you are being asked to make an important decision regarding the composition of your Board. Your decision will impact the future of the Company, the value of your investment in Brookdale and the more than 65,000 residents who choose Brookdale as their home.

We are writing to ask you to vote today on the enclosed WHITE proxy card “FOR” Brookdale’s new, independent and highly qualified director nominees:

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Victoria Freed, Senior Vice President of Sales, Trade Support and Service, Royal Caribbean International, where she oversees the largest sales team in the cruise line industry and also manages the company’s consumer outreach, reservations, group sales and customer service functions.

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Guy Sansone, Managing Director of Alvarez & Marsal, a global professional services firm specializing in performance improvement for large, high profile businesses, where he serves as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004.

We are successfully executing on our strategy and have moved forward to enhance corporate governance in step with improving financial results. With the help of our stockholders, we have significantly refreshed the Board and have appointed multiple independent directors with a wealth of industry and corporate leadership experience.

Most recently, we worked with Brookdale’s largest stockholder, Glenview Capital Management (“Glenview”), to reach a support agreement whereby Glenview has committed to vote all of its shares in favor of the Company’s Class II director nominees, Victoria Freed and Guy Sansone, and with the Board’s recommendations on all other proposals at the upcoming 2019 Annual Meeting. If both Brookdale nominees are elected, Mr. Sansone will be appointed Non-Executive Chairman, by no later than January 1, 2020. Current Non-Executive Chairman, Lee Wielansky, will remain an independent director and work with Mr. Sansone to ensure a smooth transition of the Chairmanship.

At Brookdale, we have a record of taking action that reflects feedback from investors and serves their best interests. Glenview’s support of our nominees represents further validation that the Board’s decision to nominate Victoria and Guy – following a comprehensive director search process – is in the best interests of stockholders. Glenview shares our belief that, together, these nominees “provide the best combination of fresh perspectives and the likelihood of Board cohesion.”

As you may know, despite Brookdale’s clear operational and financial progress, Land & Buildings’ founder, Jonathan Litt, is seeking to derail the Company’s progress by running a proxy contest to place Jay Flaherty, a former real estate executive with a very troubling record, on the Brookdale Board. In the hope of avoiding or ending the proxy contest, we have repeatedly attempted to arrive at an agreement with Land & Buildings – most recently prior to entering into the support agreement to appoint Guy Sansone as Non-Executive Chairman of the Board, if both of Brookdale’s nominees are elected. At every turn, Land & Buildings has declined our proposals.

Land & Buildings has made clear that Mr. Flaherty is being put forward to advance the execution of its real estate-focused proposals, including repeatedly pushing Brookdale to undertake a fundamentally flawed and extremely risky OpCo/PropCo financial engineering transaction, outlined in Land & Buildings’ August press release. This year, both the Brookdale Board and the Investment Committee (which includes two members who were initially recommended by activist investors), in consultation with two nationally recognized outside advisors (including the outside advisor recommended by Land & Buildings), have carefully considered a range of potential sales or spin-offs of all or a substantial portion of the Company’s real estate assets and have each unanimously determined that undertaking an OpCo/PropCo transaction would be unlikely to generate additional value for Brookdale’s stockholders, as compared to the Company’s prospects under its strategic plan.

BROOKDALE’S TRANSFORMED BOARD HAS DEEP AND DIVERSE EXPERIENCE IN AREAS CRITICAL

TO THE BUSINESS, INCLUDING REAL ESTATE

Given the importance of our owned and leased community portfolio, Brookdale’s Board appreciates the need for real estate expertise representation on the Board, and the Board has previously appointed two individuals with extensive real estate careers:

•	Lee Wielansky, Non-Executive Chairman and member of the Investment Committee of the Board charged with evaluating real estate proposals;

•	Marcus Bromley, Director and Member of the Investment Committee

The Board has also taken the suggestions of our stockholders when ensuring that significant real estate experience is represented on the Board. Two of our three Investment Committee members were initially recommended by activist investors. In fact, Mr. Bromley was designated by Land & Buildings as a real estate expert in 2017 as part of a settlement agreement between Brookdale and Land & Buildings. Additionally, Mr. Wielansky was nominated by a former stockholder advocating for a similar OpCo/PropCo transaction. Brookdale’s Board is committed to evaluating all opportunities to enhance stockholder value, both through enhancements to operations and through transactions involving our community portfolio.

With the oversight of our highly qualified Board of Directors and Investment Committee, Brookdale has taken actions to enhance its real estate portfolio, designed to streamline the business, improve near-term cash flow and monetize high-value assets. Since initiating the turnaround strategy in 2018, we have substantially restructured our portfolio, by strategically monetizing non-core and select high value assets, terminating leases, and funding near-term capex in our communities to better attract and retain residents and protect the value of our portfolio. As a result of these actions, since the first quarter of 2018 through June 30, 2019, Brookdale had already achieved $230 million of its previously announced $250 million net proceeds target and terminated leases on 99 communities — we now own more than 50% of our consolidated communities. Most recently, on October 1, 2019, Brookdale announced multiple transactions with HCP, Inc. which include our agreement to sell our interests in 16 unconsolidated entry-fee CCRCs, to purchase 18 communities currently leased from HCP, and to restructure our remaining HCP leased-community portfolio. Collectively, we expect these transactions to unlock the value of our unconsolidated entry-fee CCRCs, reduce our lease exposure, improve our consolidated cash flow, increase our liquidity, and further increase our ownership in our consolidated communities.

Ultimately, we have assembled a Board with the appropriate and necessary real estate representation. Further, the Board believes that Ms. Freed’s sales and marketing experience, which is not currently represented on the Board, is crucial to support management’s sales and marketing efforts in the turnaround strategy and to create long-term value for stockholders. Mr. Litt has either failed to understand this or has ignored the Board’s need for and the overall value of sales and marketing expertise on our board, given his singular focus on real estate.

BROOKDALE’S 2019 DIRECTOR NOMINEES ARE MULTI-FACETED, WELL RESPECTED, COLLABORATIVE

AND ETHICAL; JAY FLAHERTY’S BACKGROUND DOES NOT REFLECT THESE ESSENTIAL CRITERIA

Like it does for all director candidates, Brookdale’s Nominating and Corporate Governance Committee evaluated Mr. Flaherty’s reputation for honesty and ethical conduct. This evaluation is especially important because our Board is entrusted by stockholders with providing oversight, guidance and credibility to our Company and our employees, residents, patients and their families. Contrary to Land & Buildings’ suggestion that Brookdale has made “misleading claims” regarding Jay Flaherty’s ability to “act in accordance with his fiduciary duties on all matters,” during the Committee’s pre-interview background research, the Committee discovered that Mr. Flaherty has a troubled history of demonstrating dishonesty and a disregard for baseline ethics.

Jay Flaherty Has Demonstrated a Disregard for Baseline Levels of Ethics and Corporate Governance that Makes Him Unfit to Serve as a Member of Brookdale’s Board

Before considering a vote on Jay Flaherty, we urge every stockholder to read the opinion of the United States Court of Appeals for the Sixth Circuit in Ventas, Inc. v. HCP, Inc., 647 F.3d 291 (6th Cir. 2011). The opinion details the tactics used by Mr. Flaherty to “improperly interfere” with a competitor’s acquisition of real estate assets and “mislead the market” while serving as Chairman, Chief Executive Officer and a director of HCP, a real estate investment trust (“the REIT where Mr. Flaherty was CEO” or the “REIT”).

In the opinion, the Appeals Court, in upholding a judgment for damages of $101.7 million against the REIT where Mr. Flaherty was CEO, found that a reasonable jury could conclude that during a proposed acquisition of real estate assets led by Mr. Flaherty, the REIT engaged in “fraudulent conduct with the intention of inflicting harm on Ventas” and “misled the market with its public statements.” As if this staggering award was not enough, highlighting Mr. Flaherty’s conduct, the Appeals Court sent the case back to trial for the jury’s consideration of additional punitive damages against the REIT.

Specifically, the Appeals Court noted that:

•	The trial court record was “replete with evidence of intentional misrepresentations, deceit and/or concealment of material facts” by the REIT where Mr. Flaherty was CEO.

•	The REIT “misled the market” when publicly announcing the terms of its proposed acquisition, and never made corrective disclosures.

•	Mr. Flaherty submitted an unsigned bid letter to acquire another entity when he was not authorized to do so by the REIT’s board of directors.

As a result of his unilateral and unauthorized actions, Mr. Flaherty, as a fiduciary and chief executive of the REIT, caused the 6th Circuit to rule that:

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“Evidence suggests that HCP’s public announcement of its offer was more than a simple breach of its Standstill Agreement…but instead was a fraudulent act designed to mislead the market and harm Ventas…Simply put, the jury could reasonably find that the fraud itself was the primary vehicle by which HCP inflicted injury on Ventas.” Ventas, Inc. v. HCP, Inc., 647 F.3d 291, 321-322 (6th Cir. 2011).

Ultimately, Mr. Flaherty’s bad behavior cost the REIT where he was CEO $228 million in costs and damages and Mr. Flaherty was later terminated as CEO

Stockholders should note that both Ventas and HCP are among Brookdale’s largest landlords, accounting for over 60% of our leased portfolio units, which necessitates that we maintain a cooperative and productive relationship with them as we continually evaluate opportunities to enhance stockholder value. However, given Mr. Flaherty’s past negative and unethical interactions with both companies, which resulted in one company filing a lawsuit against him and the other terminating him, we believe his presence on the Board would be value destructive, potentially damaging key relationships that are critical to the execution of our strategy.

Jay Flaherty Has Made Unacceptable Comments Toward Women, which is of Special Concern Given Brookdale’s Highly Gender Diverse Board, Management Team, Employee Base and Resident Population

Mr. Flaherty admitted making what Brookdale considers to be derogatory and inappropriate comments regarding the female CEO of Ventas, including: “HCP’s CEO code-named its topping bid strategy as “project show me what you got, yoe mama,” referring to the female CEO of Ventas.” Ventas, Inc. v. HCP, Inc., 647 F.3d 291, 321 (6th Cir.2011).

In considering Mr. Flaherty’s candidacy, Brookdale’s Nominating and Corporate Governance Committee determined that Mr. Flaherty’s crude comments were unacceptable, especially for a company like Brookdale where women make up a large percentage of its workforce and which has a female CEO and a Board comprised of 50% female directors.

Furthermore, we believe fostering diverse leadership is especially important in healthcare, where approximately 65% of care recipients are female, 75% of caregivers are female and 90% of healthcare decisions are made by women. We believe it is in our stockholders’ best interests that Brookdale’s Board should reflect and respect our mix of associates and residents as well as our mission as an industry-leading healthcare company.

Jay Flaherty’s Leadership Style as Chairman and CEO Resulted in His Termination, and His Decisions Ultimately Led to the Significant Destruction of Stockholder Value

In 2013, Mr. Flaherty was terminated from his position as Chairman and CEO of the REIT, with his close confidants and fellow Board members making the decision based on concerns over Mr. Flaherty’s “leadership.”

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“This is not about a new direction or a new strategy, but it is about leadership…over a number of months and with due deliberation, the Board realized that it had lost confidence in Jay’s leadership and his leadership style.” – Michael McKee, the REIT’s former Lead Director, the REIT’s Announcement Conference Call, 3 October 2013

In the years that followed Mr. Flaherty’s departure, the REIT’s stockholders suffered as a result of the decisions made by the company’s former Chairman and CEO. The REIT’s stock significantly underperformed its peers and the overall market over the one, two, three and four year periods immediately following Mr. Flaherty’s departure.

BROOKDALE’S BOARD AND MANAGEMENT TEAM ARE DRIVING LONG-TERM VALUE BY OPERATING

EFFICIENTLY, OFFERING DIFFERENTIATED SERVICES TO RESIDENTS AND PATIENTS AND

PRIORITIZING GROWTH ASSETS

Brookdale is committed to continually improving our performance and working to drive long-term sustainable growth for all stockholders.

Our second quarter 2019 results were further validation that our strategy is not only the right one, but that it is already generating meaningful results. We are in a prime position to capitalize on the dramatic supply-demand cycle improvement and national demographic tailwinds and look forward to offering our exceptional care to an ever-growing base of American seniors.

We believe appointing Mr. Flaherty to the Board would not be in the best interests of Brookdale and all of its stockholders, as it could potentially endanger the health of our business and operations, the relationships with our largest landlords, the morale of our team and the quality of services and care we provide to our valued residents and patients, while also undermining the measurable progress and value driven thus far by the Company’s turnaround efforts.

WE URGE YOU TO PROTECT YOUR INVESTMENT BY VOTING “FOR” BOTH OF BROOKDALE’S CLASS II DIRECTOR NOMINEES LISTED ON THE WHITE PROXY CARD

Brookdale’s Board is committed to acting in the best interests of stockholders and will continue to evaluate opportunities to enhance stockholder value. The Board has well-founded concerns (in its previous public communications, Land & Buildings had explicitly linked its nominee, Mr. Flaherty, with its risky OpCo/PropCo financial engineering plan) as to whether electing Mr. Flaherty to the Board is in the best interests of all stockholders.

The Brookdale Board of Directors therefore recommends all stockholders vote “FOR” the Board’s highly qualified Class II director nominees on the enclosed WHITE proxy card today. Please follow the instructions on the enclosed WHITE proxy card to submit your proxy by Internet or telephone, or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. Please simply discard and do NOT vote using any blue proxy card you may receive from Land & Buildings.

We urge you to support the revitalized Brookdale team that is delivering on a comprehensive strategy for near- and long-term success.

On behalf of the Brookdale community, we thank you for your support.

Sincerely,

The Brookdale Board of Directors

If you have any questions, or need assistance in voting

your shares on the WHITE proxy card,

please call the firm assisting Brookdale with the solicitation of proxies:

INNISFREE M&A INCORPORATED

TOLL-FREE at +1 (877) 825-8621 (From the U.S. or Canada)

Or at +1 (412) 232-3651 (From Other Locations)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this letter may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the creation of stockholder value, the execution on our strategic objectives, our expectations regarding the senior living industry and senior housing competition, ongoing efforts related to the Company’s community portfolio, and the pending and expected transactions with HCP, Inc. and the timing and expected benefits thereof. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “project,” “predict,” “continue,” “plan,” “target” or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company’s borrowing base calculations and the Company’s consolidated fixed charge coverage ratio on availability under its revolving credit facility; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems or to prevent a cybersecurity attack or breach; the Company’s ability to complete pending or expected disposition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company’s entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in our filings with the SEC, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this letter. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contacts

Brookdale Senior Living Inc.
Investor Relations:	(615) 505-1968	Media: (615) 564-8225
Kathy MacDonald	kathy.macdonald@brookdale.com	Julie K. Davis jkdavis@brookdale.com